Exhibit 99.1

Press Release	Source: Lev Pharmaceuticals, Inc.

Lev Pharmaceuticals Completes Phase III Prophylaxis Trial of
C1-Esterase Inhibitor for Hereditary Angioedema

New York, NY, May 31, 2007—Lev Pharmaceuticals, Inc. (“Lev” or the “Company”) (OTC Bulletin Board: LEVP) announced today that it has completed patient treatment in the prophylactic portion of its Phase III clinical trial of C1-esterase inhibitor (C1-INH) for hereditary angioedema (HAE). The clinical trial, designated CHANGE, examined and evaluated the efficacy and safety of C1-INH replacement therapy in treating acute HAE attacks and as prophylactic treatment to prevent HAE attacks.

Lev previously announced that its protocol-defined primary endpoint was achieved for the acute portion of the CHANGE study. The results indicated a clinically and statistically significant reduction in the time to sustained relief of acute HAE symptoms. HAE, or hereditary C1-inhibitor deficiency, is a rare and life-threatening inflammatory condition for which there is currently no FDA-licensed acute therapy in the United States.

“We are pleased to complete the prophylactic portion of the study ahead of schedule.  The rapid enrollment and commitment of patients in the study reflects the need for an effective and safe prophylactic treatment for HAE,” said Jason Bablak, the Company’s Vice President, Regulatory Affairs and Product Development. “As the only company with a clinical development program for HAE prophylaxis, we look forward to expanding the treatment options for HAE patients.”

The prophylactic segment of the CHANGE study was a placebo-controlled, double-blind, multi-center, crossover trial designed to determine the efficacy of C1-INH in preventing the onset of HAE attacks. In the study, 24 patients were randomly assigned to one of two treatment groups: C1-INH followed by placebo or placebo followed by C1-INH. Each patient received twice-weekly treatment with C1-INH for a 12-week period and twice-weekly treatment with placebo for a 12-week period. The final results of the prophylactic study are expected to be available in the second half of 2007 after the data have been collected, verified and analyzed. In addition to the pivotal CHANGE trial, Lev has initiated two open-label studies to provide HAE patients with continued access to C1-INH.

Lev intends to submit a Biologics License Application, or BLA, to the U.S. Food and Drug Administration, or FDA, during the second quarter of 2007 for marketing approval of C1-INH for the acute treatment of HAE attacks based on the results of the first portion of the CHANGE study. The results from the prophylactic portion of the study, when available and if supportive, are expected to be used to expand the label indication.

About Hereditary Angioedema

HAE is a genetic disorder characterized by recurrent attacks of inflammation affecting the extremities (the hands and feet), the face, the abdomen, and the larynx. The inflammation can be disfiguring, debilitating, or, in the case of laryngeal attacks, life-threatening. HAE is caused by a deficiency of the plasma protein C1-INH. While there is no approved therapy for the condition in the U.S., replacement therapy with C1-INH is the treatment of choice for HAE in Europe, where it has been used safely and effectively for over 30 years. There are estimated to be approximately 10,000 people with HAE in the U.S.

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. The Company is also evaluating the development of C1-INH for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role. Lev’s C1-INH has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. The Company has also received fast track designation status from the FDA, which facilitates the development and expedites the review of drugs and biologics intended to treat serious or life−threatening conditions and that demonstrate the potential to address unmet medical needs.

Patients and physicians interested in obtaining more information about Lev’s studies for hereditary angioedema should contact the Company directly at 212-682-3096, or visit the Company’s website at www.levpharma.com.

Legal notice to investors: Certain matters discussed in this news release are “forward-looking statements.”  These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “continues” or words of similar import. Similarly, statements that describe Lev’s future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of Lev to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development, the risk that Lev will not obtain approval to market its products, the risk that Lev’s products will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.

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Contact:
Jason Tuthill, Director, Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
(212) 850-9130
jtuthill@levpharma.com